EXHIBIT A
JOINT FILING AGREEMENT
Bay Harbour Management L.C., Bay Harbour Master Ltd. and Trophy Hunter Investments, Ltd., in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such company, that each such company is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such company contained therein.
Dated: April 1, 2008

Bay Harbour Management, L.C.
/s/ Steve Van Dyke
Name:	Steve Van Dyke
Title:	Partner

Bay Harbour Master Ltd.
/s/ Steve Van Dyke
Name:	Steve Van Dyke
Title:	Partner of the Investment Manager

Trophy Hunter Investments, Ltd.
/s/ Steve Van Dyke
Name:	Steve Van Dyke
Title:	Partner of the Investment Manager